Exhibit 10.10

[ATK Letterhead]

January 5, 2015

Mr. Stephen S. Clark

1346 Princeton Place

Wexford, PA  15090

Dear Steve,

As we have discussed, on April 28, 2014, ATK executed a Transaction Agreement with, among others, Orbital Sciences Corporation, pursuant to which ATK will spin-off one a portion of its business and then combine its remaining businesses with Orbital.  ATK anticipates that closing of the transactions will take place in February 2015.  Pursuant to the spin-off, but only upon the closing, the ATK Sporting Group will spin out of ATK and will operate as new publicly traded company, Vista Outdoor Inc.

Upon closing of the transaction, and only if the transaction closes, it is our pleasure to offer you a full-time regular status position with Vista Outdoor as the Senior Vice President Human Resources and Corporate Services.  Your principal work location will be at the Vista Outdoor headquarters in Utah.  Immediately upon your commencement of employment with Vista Outdoor Inc. at the time of the spin-off from ATK, you will be an “executive officer” of Vista Outdoor and subject to the Section 16 reporting and liability provisions under the Securities Exchange Act of 1934.

Your current title, roles, and responsibilities will continue unchanged until Closing.  Upon closing, your base salary will be $375,000 annually, less applicable deductions and withholdings. Your base salary will be paid in accordance with Vista Outdoor’s regular payroll practices following closing.

Upon closing, you will have the opportunity to participate in a Vista Outdoor annual bonus plan with potential annual bonus target of 65% of base salary. For the period from closing through March 31, 2015, you will receive a pro-rated bonus at target paid when Vista Outdoor executives receive their annual bonus payments. This bonus is not guaranteed, and will be earned based on fiscal year-end financial results and your individual performance.  The annual bonus opportunity will be subject to the satisfaction of performance criteria to be determined by the Compensation Committee of Vista Outdoor’s Board of Directors in its sole discretion.

Upon closing, you will be eligible to participate in Vista Outdoor’s executive long-term incentive compensation program, which is intended to deliver compensation tied to long-term performance of Vista Outdoor. The design of this program will be approved by the Compensation Committee of Vista Outdoor’s Board of Directors in its sole discretion and may include a mix of both Vista Outdoor common stock and cash.  The dollar amount of your LTI grant at target will be $375,000.  However, the timing, form, and mix of the LTI award may be adjusted.  You will also be eligible for a staking grant if staking grants are approved for the other Vista Outdoor senior executives.

Upon closing, you will immediately become eligible to participate in employer sponsored benefit plans that are offered by Vista Outdoor to its similarly situated employees at your grade level, which are subject to change from time to time.  This offer includes Personal Time Off (PTO) accrual beginning at 6.15 hours per pay period, or 160 hours per year.  Additionally, you will receive 40 hours in your PTO bank, available to you on your first day of work.

Upon closing, you will be eligible for our Home Purchase Relocation Package to help you transition to your new home in Utah.  The attached brochures describe the details of the relocation program and the Relocation Repayment form is attached for your signature.

This employment offer is conditional upon the closing and will be null and void and of no further effect if the Spin Off does not occur or if your temporary project employment with ATK is terminated for any reason prior to the closing.

The terms of this employment offer do not constitute a contract for employment or a promise of continued employment.  All employment at ATK is at the mutual will of ATK and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice.  The at-will employment relationship cannot be altered, unless it is done so in writing and signed by ATK’s Chief Executive Officer.  Failure to accurately and completely provide information requested during the hiring process may lead to this employment offer being revoked or the termination of your employment.

This offer of employment is contingent upon you executing and complying with the enclosed Confidentiality, Non-Competition, Non-Solicitation, and Invention Assignment Agreement.  Steve, we are truly excited to extend this offer to you and look forward to the contributions you will make to the Vista Outdoor leadership team.  To accept this offer of employment, please return an executed copy of this offer and the enclosed Confidentiality, Non-Competition, Non-Solicitation, and Invention Assignment Agreement to Chris Wolf, SVP Human Resources, ATK.

Very truly yours,

VISTA OUTDOOR INC.

by
/s/ Mark W. DeYoung
	Name:	Mark W. DeYoung
	Title:	President

ALLIANT TECHSYSTEMS INC.

by
/s/ Mark W. DeYoung
	Name:	Mark W. DeYoung
	Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Stephen S. Clark
Stephen S. Clark